Exhibit 99.1

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

Quality Care Solutions, Inc. and Subsidiary

Phoenix, Arizona

We have audited the accompanying consolidated balance sheets of Quality Care Solutions, Inc. and Subsidiary as of December 31, 2005 and 2006, and the related consolidated statements of operations, changes in preferred stock and stockholders’ deficit and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Quality Care Solutions, Inc. and Subsidiary as of December 31, 2005 and 2006, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America.

As described in Note 1 to the consolidated financial statements, the Company adopted FASB Statement No. 123R, effective January 1, 2006. As described in Note 15 to the consolidated financial statements, the Company changed its method of accounting for preferred stock, adopted FASB Staff Position No. 150-5, and effective January 10, 2007, the Company’s shareholders elected to sell 100% of the Company’s capital stock to The TriZetto Group, Inc. Except for the matters described in Note 15, no adjustments as a result of this sale transaction are reflected in these consolidated financial statements.

/s/ McGladrey & Pullen, LLP

Phoenix, Arizona

June 21, 2007

Quality Care Solutions, Inc.

BALANCE SHEETS

(in thousands)

	December 31,
	2006	2005
Assets (Note 3)
Current assets:
Cash and cash equivalents	$14,634	$11,902
Accounts receivable, net of allowance of $150,000 and $178,000 at December 31, 2006 and 2005, respectively (Note 13)	5,991	6,445
Deposits and prepaid expenses	1,057	508
Deferred tax assets (Note 9)	2,398	3,268

Total current assets	24,080	22,123
Equipment and leasehold improvement, net (Note 2 and 4)	2,603	2,578
Deposits and other assets	—	7
Intangibles assets, net (Note 14)	1,433	1,671
Goodwill (Note 14)	159	—
Deferred tax assets (Note 9)	837	894

Total assets	$29,112	$27,273

Liabilities, Preferred Stock and Stockholders’ Equity
Current liabilities:
Current portion of notes payable (Note 3)	$803	$919
Current portion of capital lease obligations (Note 4)	13	37
Accounts payable	2,935	1,307
Accrued wages, salaries, commissions and bonuses	2,258	2,599
Other accrued liabilities	1,378	1,817
Income taxes payable (Note 9)	866	1,121
Preferred stock warrants (Note 15)	4,378	—
Current portion of deferred revenue and customer advances (Note 5)	9,113	9,900

Total current liabilities	21,744	17,700
Notes payable, net of current portion (Note 3)	177	846
Capital lease obligations, net of current portion (Note 4)	28	41
Deferred revenue and customer advances, net of current portion (Note 5)	217	1,271
Deferred rent (Note 4)	259	263

Total liabilities	22,425	20,121

Commitments and contingencies (Notes 4, 5, 6, 7, 8, 10, 11 and 12)
Preferred stock (Notes 6 and 15)	22,258	20,867

Stockholders’ deficit (Notes 3, 6, 7, 8, 11, 12 and 15):
Common stock	12	12
Additional paid-in capital	1,100	1,058
Accumulated deficit	(12,774)	(10,876)

Total stockholders’ deficit before treasury stock	(11,662)	(9,806)
Less cost of treasury stock	(3,909)	(3,909)

Total stockholders’ deficit	(15,571)	(13,715)

Total liabilities, preferred stock and stockholders’ deficit	$29,112	$27,273

See accompanying notes.

Quality Care Solutions, Inc.

STATEMENTS OF OPERATIONS

(in thousands)

	Years Ended December 31,
	2006	2005	2004
Revenues:
Services and other	$40,003	$30,847	$18,348
Products	18,498	17,253	17,059

Total revenue (Note 13)	58,501	48,100	35,407

Cost of revenues:
Services and other	22,768	18,696	11,120
Products	663	419	155
Amortization of acquired other intangible assets	412	308	—

Total cost of revenues	23,843	19,423	11,275

Gross margin	34,658	28,677	24,132
Operating expenses:
Research and development	13,525	9,661	9,511
Selling and marketing	7,601	7,029	4,887
General and administrative	7,778	6,054	3,949

Total operating expenses	28,904	22,744	18,347

Income from operations	5,754	5,933	5,785
Other (expense) income:
Interest expense	(100)	(152)	(188)
Interest income	475	41	42
Other (Note 15)	(1,323)	—	—

Total other (expense) income	(948)	(111)	(146)

Income before income taxes	4,806	5,822	5,639
Income tax expense (benefit) (Note 9)	2,397	(2,115)	(72)

Income before cumulative effect of an accounting change	2,409	7,937	5,711
Cumulative effect of an accounting change (Note 15)	(2,916)	—	—

Net (loss) income	(507)	7,937	5,711
Less preferred dividends	(1,391)	(1,391)	(1,391)

Net (loss) income available for common stockholders	$(1,898)	$6,546	$4,320

See accompanying notes.

Quality Care Solutions, Inc.

STATEMENTS OF CASH FLOWS

(in thousands)

	Years Ended December 31,
	2006	2005	2004
Cash flows from operating activities:
Net (loss) income	$(507)	$7,937	$5,711
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation	1,298	1,438	1,281
Amortization	445	341	—
(Recoveries of) provision for bad debts	(27)	32	60
Loss on disposal of assets	1	52	—
Amortization of discount on capital leases and notes payable	7	2	13
Stock-based compensation	110	—	63
Preferred stock warrants	4,240	—	—
Deferred taxes	927	(3,332)	(190)
Changes in working capital components:
Accounts receivable	481	(3,373)	(729)
Deposits and prepaid expenses	(549)	(182)	53
Accounts payable	1,628	(167)	120
Deferred revenue and customer advances	(1,841)	999	(4,058)
Accrued wages, salaries, commissions and bonuses	(341)	630	424
Other accrued liabilities and deferred rent	(443)	524	(1,023)
Income taxes payable	(255)	1,103	(50)

Net cash provided by operating activities	5,174	6,004	1,675

Cash flows from investing activities:
Proceeds received on disposal of assets	—	10	1
Receipts from note receivable	—	—	100
Purchase of equipment and leasehold improvements	(1,324)	(1,604)	(1,447)
Purchases of assets from MyHealthBank, Inc.	(366)	(1,568)	—

Net cash used in investing activities	(1,690)	(3,162)	(1,346)

Cash flows from financing activities:
Proceeds from borrowing on note payable to bank	201	1,056	1,342
Principal payments on note payable to bank	(986)	(760)	(280)
Principal payments on capital lease obligations	(37)	(100)	(321)
Common stock issued upon exercise of stock options and warrants	70	29	17
Release of common stock from treasury	—	50	—

Net cash (used in) provided by financing activities	(752)	275	758

Net increase in cash and cash equivalents	2,732	3,117	1,087
Cash and cash equivalents, beginning of year	11,902	8,785	7,698

Cash and cash equivalents, end of year	$14,634	$11,902	$8,785

See accompanying notes.

Quality Care Solutions, Inc.

STATEMENTS OF CASH FLOWS (Continued)

(in thousands)

	Years Ended December 31,
	2006	2005	2004
Supplemental disclosures of cash flow information:
Cash paid for interest	$108	$149	$110

Cash paid for income taxes	$1,706	$64	$82

Supplemental schedule of noncash investing and financing activities
Capital lease arrangements for equipment and leasehold improvements	$—	$45	$—

Deposit in the prior year for equipment and leasehold place in service current year	$—	$—	$36

Equipment and leasehold improvements purchased through accounts payable	$—	$—	$34

Warrants and shares of common stock issued in connection with debt and services	$—	$—	$—

Purchase of treasury stock in connection with settlement	$—	$—	$117

Accreted preferred dividend	$1,391	$1,391	$1,391

Acquisition of MyHealthBank, Inc. (Note 14)
Cash purchase price	$366	$1,568	$—

Fair value of property and equipment acquired	$—	$100	$—
Fair value of intangible assets acquired	207	2,012	—
Goodwill	159	—	—
Deferred revenue and customer advances assumed	—	(544)	—

	$366	$1,568	$—

Preferred stock warrant adjustment	$138	$—	$—

See accompanying notes.

Quality Care Solutions, Inc.

STATEMENTS OF CHANGES IN PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

Years Ended December 31, 2006, 2005 and 2004

(in thousands, except share data)

	Preferred Stock				Total Preferred	Common Stock	Additional Paid-in Capital	Accumulated Deficit	Treasury Stock	Total Stockholders’ Deficit
	Series A	Series B	Series C	Series D
Balance, December 31, 2003	$4,105	$167	$8,750	$5,063	$18,085	$12	$949	$(21,742)	$(3,842)	$(24,623)
Stock options exercised (Note 8)	—	—	—	—	—	—	2	—	—	2
Purchase of 117,000 shares of common stock for the treasury (Note 12)	—	—	—	—	—	—	—	—	(117)	(117)
Issuance of warrants (Note 7)	—	—	—	—	—	—	63	—	—	63
Cash received for stock subscription	—	—	—	—	—	—	15	—	—	15
Accreted preferred dividend	300	12	631	448	1,391	—	—	(1,391)	—	(1,391)
Net income	—	—	—	—	—	—	—	5,711	—	5,711

Balance, December 31, 2004	4,405	179	9,381	5,511	19,476	12	1,029	(17,422)	(3,959)	(20,340)
Stock options exercised (Note 8)	—	—	—	—	—	—	27	—	—	27
Release of 50,000 shares of common stock from the treasury (Note 12)	—	—	—	—	—	—	—	—	50	50
Repayment of shareholder loan	—	—	—	—	—	—	2	—	—	2
Accreted preferred dividend	300	12	631	448	1,391	—	—	(1,391)	—	(1,391)
Net income	—	—	—	—	—	—	—	7,937	—	7,937

Balance, December 31, 2005	4,705	191	10,012	5,959	20,867	12	1,058	(10,876)	(3,909)	(13,715)
Stock options exercised (Note 8)	—	—	—	—	—	—	70	—	—	70
Preferred stock warrant adjustment	—	—	—	—	—	—	(138)	—	—	(138)
Stock-based compensation	—	—	—	—	—	—	110	—	—	110
Accreted preferred dividend	300	12	631	448	1,391	—	—	(1,391)	—	(1,391)
Net loss	—	—	—	—	—	—	—	(507)	—	(507)

Balance, December 31, 2006	$5,005	$203	$10,643	$6,407	$22,258	$12	$1,100	$(12,774)	$(3,909)	$(15,571)

See accompanying notes.

Quality Care Solutions, Inc.

Notes to Financial Statements (Continued)

1. Organization and Significant Accounting Policies

Organization and nature of business

Quality Care Solutions, Inc. (“QCSI”) is a Nevada Corporation that develops, markets and licenses health insurance claims reimbursement, health insurance benefits administration, integrated care management and consumer-driven health care solutions throughout the United States primarily under term licenses. QCSI’s software products manage the interaction between payors (i.e., insurance companies, managed care organizations, government agencies, self-insured employers, third-party administrators, providers who maintain financial responsibility for healthcare claims and other enterprises that implement health plans and pay the majority of healthcare expenses), providers (i.e., physicians, dentists, medical and dental practice groups, laboratories, hospitals and other organizations that deliver care and services), and patients. This is performed by automating significant portions of the claims, benefit administration and enrollment processes such as analyzing a patient’s healthcare plan and related coverage to determine patient eligibility for healthcare benefits, calculating the payor’s and patient’s responsibility for the claim, authorizing referrals to other providers, and providing products to assist with consumer directed health insurance enrollment and administration. In 2005, QCSI acquired certain assets and liabilities of MyHealthBank, Inc., an entity with operations providing software for the consumer directed healthcare marketplace (Note 14). In 2006, QCSI formed QCSI Puerto Rico, Inc. (“QCSI PR”) as a wholly-owned subsidiary to provide the same services as QCSI in Puerto Rico.

Principles of consolidation:

The accompanying consolidated financial statements include the accounts of QCSI and its wholly-owned subsidiary, QCSI PR (collectively, the Company).

All material intercompany transactions and balances have been eliminated in consolidation.

Revenue recognition:

The Company recognizes revenue in accordance with AICPA Statement of Position (SOP) 97-2, Software Revenue Recognition, as amended and interpreted.

For arrangements containing multiple elements, which may include several different software products and services sold together, revenues are allocated based on the residual method in accordance with SOP 98-9, Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions. Under the residual method, the fair value of the undelivered elements is deferred and subsequently recognized when earned. The Company determines vendor-specific objective evidence (“VSOE”) of fair value based upon the price charged when the same element is sold separately. Maintenance and support VSOE represents a consistent percentage of the license fees charged to customers. Professional services VSOE represents standard rates the Company charges its customers when the Company sells its consulting and engineering services separately. Software license revenue is generally recognized upon execution of a license agreement and delivery of the software, when fees are fixed and determinable and collectibility is probable, provided all other contractual obligations have been fulfilled. Software license revenues for arrangements with extended payment terms are generally recognized as payments become due over the license terms provided collectibility is probable, the current payment due is fixed or determinable, and all other contractual obligations have been fulfilled. Software license revenues for arrangements determined to be subscriptions are generally recognized ratably over the license terms. Most of the Company’s software license arrangements provide for contingent increases in license fees upon the customers usage surpassing established minimums, generally based on health plan membership.

Professional service revenues are generally time-and-expense contracts, and are recognized as the related services are performed. Billings and advances from customers that have been prepaid before the products have been delivered or the services have been performed are recorded as deferred revenue in the accompanying consolidated balance sheets.

Occasionally, the Company enters into arrangements for professional services that are more than incidental to the licensed product. Accordingly, revenues under such arrangements for both license and professional service fees are accounted for in conformity with FASB Accounting Research Bulletin 45, Long-Term Construction-Type Contracts, and AICPA Statement of Position

Quality Care Solutions, Inc.

Notes to Financial Statements (Continued)

81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts. Revenue from arrangements under the percentage-of-completion method of accounting is measured by the percentage of costs incurred to the total estimated cost for each arrangement. This method is used because management considers the total cost to be the best available measure of progress on these arrangements.

Cost of revenues:

Cost of revenues are primarily salaries, contractors and related expenses for personnel associated with implementation, training and engineering services, hosting services and the support of the Company’s software products. Cost of revenues also includes the cost incurred by the Company to sublicense other third-party software and amortization of certain intangible assets (Note 14).

Research and development:

Research and development costs incurred on new software products are expensed as incurred until technological feasibility has been established. The Company considers technological feasibility to be established when all planning, designing, coding and testing have been completed according to design specifications. After technological feasibility is established, any additional costs would be capitalized. Historically, product development has been substantially completed concurrently with the establishment of technological feasibility. Accordingly, no product development costs have been capitalized by the Company.

Advertising:

The Company follows the policy of charging advertising costs to expense as incurred. Advertising expense totaled approximately $218,000, $223,000 and $139,000 for the years ended December 31, 2004, 2005 and 2006, respectively.

Incentive compensation plans:

The Company established several incentive compensation plans for its non-commissioned personnel for which it accrues the estimated costs under the terms of those plans. The Company incurred expense for the years ended December 31, 2004, 2005 and 2006 of approximately $1,391,000, $1,693,000 and $1,496,000, respectively.

Cash and cash equivalents:

The Company considers all short-term investments purchased with an original maturity of three months or less to be cash equivalents.

Concentration of cash:

The Company maintains amounts on deposit in financial institutions in excess of federal deposit insurance limits. The Company has not experienced any losses in these accounts.

Accounts receivable:

Accounts receivable are carried at original invoice amount less an estimate for doubtful receivables based upon a review of all outstanding amounts on a monthly basis. Management determines the allowance for doubtful accounts by regularly evaluating individual customer receivables and considering a customer’s financial condition, credit history and current economic conditions. Accounts receivable are written off when deemed uncollectible. Recoveries of accounts receivable previously written off are recorded when received. No interest is charged on past due accounts.

Equipment and leasehold improvements:

Equipment and leasehold improvements consist of computer equipment, furniture and fixtures, leasehold improvements and office equipment and are recorded at cost. Depreciation is recorded using the straight-line method over the estimated useful lives of the assets, generally three to five years for equipment, and the lesser of the lives of leasehold improvements or the lease term. When

Quality Care Solutions, Inc.

Notes to Financial Statements (Continued)

assets are retired or otherwise disposed of, the cost of the asset and the related accumulated depreciation are removed from the respective accounts, and any resulting gain or loss is included in the statements of operations. Maintenance and repairs that do not improve or extend the life of assets are expensed as incurred.

The Company also has entered into capital lease arrangements for computer and office equipment. Depreciation on this equipment is taken using the straight-line method over the lesser of the estimated life of the equipment or term of the lease and is included in depreciation expense in the accompanying consolidated statements of operations.

Intangible assets:

Intangible assets primarily represent intellectual property (consisting mostly of software) and assigned contracts acquired from MyHealthBank, Inc. (Note 14). Such intangible assets are amortized on a straight-line basis over their estimated useful lives, generally five years.

Impairment of long-lived assets and long-lived assets to be disposed of:

The Company continually evaluates whether events and circumstances have occurred that indicate potential impairment of long-lived assets, indicating the remaining balance of these assets may not be recoverable. When factors indicate that these assets should be evaluated for possible impairment, the Company’s management uses several factors to measure impairment, including the Company’s projection of future operating cash flows relating to these assets. No impairment losses have been recorded by the Company.

Income taxes:

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Use of estimates:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include the allowance for doubtful accounts, deferred revenue, deferred tax asset valuation, carrying amounts and recoverability of equipment, leasehold improvements and intangible assets, the fair value of the Company’s equity instruments and purchase price allocations.

Stock-based compensation:

On January 1, 2006, the Company adopted Financial Accounting Standards Board (“FASB”) Statement No. 123 (revised 2004), “Share-Based Payment” (“FAS 123R” or the “Statement”). Because the Company had previously used the minimum value method of measuring stock options for proforma disclosure purposes, the Company was required to adopt 123R prospectively. FAS 123R requires that the compensation cost relating to share-based payment transactions, including grants of employee stock options, be recognized in the Company’s consolidated statement of income for all awards granted after the effective date and for all awards granted prior to the effective date which are modified, cancelled or replaced after that date. The cost is measured based on the fair value of the equity or liability instruments issued. FAS 123R permits entities to use any option-pricing model that meets the fair value objective in the Statement. The Company uses the Black-Scholes valuation model to establish fair value of the equity or liability instruments it issues. For the year ended December 31, 2006, the Company recognized stock-based compensation of $110,000.

Quality Care Solutions, Inc.

Notes to Financial Statements (Continued)

In March 2005, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin Topic No. 107 (“SAB 107”) which provides guidance on the implementation of SFAS 123R. The Company applied the principles of SAB 107 in conjunction with its adoption of SFAS 123R. The volatility of the Company’s common stock is estimated at the date of grant based on the equally weighted-average of the implied volatility of publicly traded common stock of a select peer group of similar companies, consistent with the requirements of SFAS 123R and SAB 107. The risk-free interest rate that was used in the Black-Scholes option valuation model is based on the implied yield in effect at the time of each option grant, based on U.S Treasury zero-coupon issues with equivalent remaining terms. Management uses an expected dividend yield of zero in the Black-Scholes option valuation model, as it has no intention to pay any cash dividends on its common stock in the foreseeable future. SFAS 123R requires management to estimate forfeitures at the time of grant and revise those estimates in subsequent periods if actual forfeitures differ from those estimates. Management uses historical data to estimate pre-vesting option forfeitures and records share-based compensation expense only for those awards that are expected to vest. The Company amortizes share-based compensation on a straight-line basis. All options are amortized over the requisite service period of the awards, which is generally the vesting period. The expected term of stock option awards granted was calculated using the “simplified method” as defined by SAB 107 as the Company lacks historical data and is unable to make reasonable expectations regarding the future.

Prior to January 1, 2006, the Company applied the provisions of Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and provided the pro forma net income disclosures for employee stock option grants as if the minimum value method defined in Statement of Financial Accounting Standards (“SFAS”) No. 123, Accounting for Stock-Based Compensation, had been applied. In accordance with APB Opinion No. 25, compensation expense for employee stock option grants was recorded over the vesting period only if the current estimated market price of the underlying stock on the date an option was granted exceeded the exercise price. For nonemployee equity instrument grants, the Company applied the fair value provisions of SFAS No. 123 to calculate compensation expense.

No compensation cost was recognized for options granted to employees for the years ended December 31, 2004 and 2005.

Recent accounting pronouncements:

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections,” (SFAS 154), which is a replacement of APB Opinion No. 20, “Accounting Changes,” and FASB Statement No. 3, “Reporting Accounting Changes in Interim Financial Statements,” (SFAS 3). SFAS 154 does not change the transition provisions of any existing accounting pronouncements, including those that are in a transition phase as of the effective date of SFAS 154. The Statement applies to all voluntary changes in accounting principle, and changes the requirements for accounting for and reporting of a change in accounting principle. SFAS 154 requires retrospective application in prior periods’ financial statements of a voluntary change in accounting principle unless it is impractical. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005 and was adopted by the Company on January 1, 2006. SFAS No. 154 only affects the Company’s results of operations and financial condition if it implements changes in accounting principles that are addressed by the standard or corrects accounting errors in future periods (Note 15).

In June 2006, the FASB issued FASB Interpretation (“FIN”) No. 48, “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109.” The interpretation clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” Specifically, the pronouncement prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The interpretation also provides guidance on the related derecognition, classification, interest and penalties, accounting for interim periods, disclosure and transition of uncertain tax positions. This interpretation is effective for fiscal years beginning after December 15, 2006. The Company has not determined the impact that adoption of FIN 48 will have on its consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 does not require new fair value measurements but rather defines fair value, establishes a framework for measuring fair value and expands disclosure of fair value measurements. SFAS 157 is effective for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The Company is currently assessing the impact of SFAS 157 on its consolidated financial position and results of operations.

Quality Care Solutions, Inc.

Notes to Financial Statements (Continued)

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – Including an amendment of FASB Statement No. 115.” SFAS 159 provides all entities, including not-for-profit organizations, with an option to report selected financial assets and liabilities at fair value. The objective of the Statement is to improve financial reporting by providing entities with the opportunity to mitigate volatility in earnings caused by measuring related assets and liabilities differently without having to apply the complex provisions of hedge accounting. The new Statement does not eliminate disclosure requirements included in other accounting standards, including requirements for disclosures about fair value measurements in FASB Statements No. 157, “Fair Value Measurements”, and No. 107, “Disclosures about Fair Value of Financial Instruments”. SFAS 159 is effective for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The Company is currently assessing the impact of SFAS 159 on its financial position and results of operations.

Reclassifications:

The consolidated financial statements for the years ended December 31, 2004 and 2005 have been reclassified, with no effect on net income, to be consistent with the classifications adopted for the year ended December 31, 2006.

2. Equipment and Leasehold Improvements

Equipment and leasehold improvements comprise the following at December 31, 2005 and 2006 (in thousands):

	December 31,
	2006	2005
Computer equipment and software	$8,665	$7,566
Office equipment	595	691
Furniture and fixtures	1,615	1,524
Leasehold improvements	1,002	927

	11,877	10,708
Less: accumulated depreciation	(9.274)	(8,130)

	$2,603	$2,578

The cost of equipment under capital leases was approximately $188,000 and $76,000 and accumulated depreciation related to equipment under capital leases was approximately $129,000 and $40,000 at December 31, 2005 and 2006, respectively.

3. Notes Payable

The Company had a credit agreement with a bank, which included a revolving line of credit, until it expired on July 31, 2006 and an equipment line of credit for $2,835,000. The equipment line bears interest at the bank’s prime rate plus .75% (bank prime was 8.25% at December 31, 2006). The ten advances on the equipment line are amortized over 36 months from the time of the advance not to exceed a maturity of July 31, 2009. Each equipment advance has a final payment of between 1% and 3% of the original advance, which is being accreted using the effective interest method. The equipment line is collateralized by the equipment purchased with each advance. In connection with the agreement, the Company has agreed to maintain certain financial and non-financial covenants. In connection with this arrangement, the Company also issued a warrant to the bank in August 2003 to purchase 20,942 common shares at an exercise price of $1.50, expiring in 2010.

Through December 31, 2006, there were multiple advances outstanding on the equipment line totaling approximately $846,000 with monthly installments ranging from $2,800 to $12,900. At December 31, 2006, the Company had no additional amounts available to borrow under the equipment line.

The Company also has a note payable to a financing institution for financed insurance premiums requiring monthly payments of $22,400, including interest at 10.1%, through July 2007, collateralized by the insurance policy.

Quality Care Solutions, Inc.

Notes to Financial Statements (Continued)

Aggregate maturities required on notes payable at December 31, 2006, are due in future years as follows (in thousands):

2007	803
2008	177

Total	$980

Subsequent to December 31, 2006, in connection with the acquisition of the Company by The TriZetto Group, Inc. (“TriZetto”), an SEC Registrant, all outstanding equipment loans were paid in full (Note 15).

4. Lease Obligations

Capital lease obligations

The Company is obligated under capital leases for certain equipment. These leases expire at various dates through 2010, with payments ranging from $300 to $900 per month, and effective interest rates ranging from 6.98% to 8.84% per annum.

Future minimum lease payments under capital leases as of December 31, 2005 are due in future years as follows (in thousands):

2007	17
2008	11
2009	11
2010	10

Total minimum lease payments	49
Less amount representing interest	8

Present value of future minimum lease payments	41
Current portion	13

Long-term portion	$28

Operating lease obligations

The Company is obligated under noncancelable operating leases for office space, which have expirations through July 2010. The operating leases require escalating rent payments over the lease term. The total rent payments for each lease are divided by the total number of months to compute an amount, which is charged to expense on a straight-line basis over the lease term. The deferred rent liability is recorded when the monthly straight-line expense is greater than the monthly rent paid. Rent expense under these operating leases was approximately $816,000, $1,037,000 and $1,090,000 for the years ended December 31, 2004, 2005 and 2006, respectively.

Future minimum lease payments are as follows at December 31, 2006 (in thousands):

2007	1,034
2008	1,085
2009	1,076
2010	488

Total future minimum lease payments	$3,683

5. Deferred Revenue and Customer Advances

Although significant future revenue may be received under certain of the Company’s existing customer multi-year license agreements, the Company does not recognize the contract receivable and the corresponding deferred revenue on its consolidated financial statements for amounts not yet contractually due. In accordance with its accounting policy for revenue recognition, the

Quality Care Solutions, Inc.

Notes to Financial Statements (Continued)

Company generally recognizes revenue as the payments become due under the license agreements, or as the prepaid services are delivered to the Company’s customers under a services agreement. Payments received up front or in advance of the revenue being recognized are recorded as deferred revenue.

The following table details the components of deferred revenue and customer advances and the approximate amounts to be recognized as revenue in future years over the term of license agreements at December 31, 2005 (in thousands):

	License, Maintenance, Hosting And Support Fees	Prepaid service fees	Total deferred revenue
2006	$5,682	$4,218	$9,900
2007	1,046	—	1,046
2008	213	—	213
2009	12	—	12

Total deferred revenue and customer advances	6,953	4,218	11,171
Current portion	(5,682)	(4,218)	(9,900)

Long-term portion	$1,271	$—	$1,271

The following table details the components of deferred revenue and customer advances and the approximate amounts to be recognized as revenue in future years over the term of the license agreements at December 31, 2006 (in thousands):

	License, Maintenance, Hosting And Support Fees	Prepaid service fees	Total deferred revenue
2007 (12 months)	$5,218	$3,895	$9,113
2008 (12 months)	213	—	213
2009 (12 months)	4	—	4

Total deferred revenue and customer advances	5,435	3,895	9,330
Current portion	(5,218)	(3,895)	(9,113)

Long-term portion	$217	$—	$217

6. Stockholders’ Capital

Authorized capital

The Company’s authorized capital consists of 100,000,000 shares of common stock, par value $.001 per share, and 30,000,000 shares of preferred stock, par value $.01 per share. The holders of common stock are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders. Holders of common stock have no preemptive rights or rights to convert their common stock into any other securities. The Board of Directors is empowered to establish and to designate series of the preferred shares and to set the terms of such shares (including terms with respect to dividends, liquidation preferences, conversions, redemption, voting rights and preferences). Issued and outstanding shares of common stock were 7,997,209 and 8,055,365 at December 31, 2005 and 2006, respectively. Treasury stock totaled 3,906,150 at December 31, 2005 and 2006 (Note 12).

Preferred stock:

The Series A and Series B preferred stock earn cumulative dividends of 15% per annum, and the Series C, D and E preferred stock earn cumulative dividends of 12% per annum. To date, no dividends have been declared or paid. All preferred stock dividends will be paid prior to and in preference to any payment of dividends on common stock. The holders of all series of preferred stock have the right to convert their preferred shares at any time into shares of common stock on a one-for-one basis. Upon conversion the Company may elect to pay cumulative dividends in either cash or additional shares of common stock. All series of preferred stock also contain customary anti-dilution provisions, rights of first refusal on any equity securities offered for sale by the Company and liquidation preferences. The holders of all series preferred stock, voting together as a single class on an as-converted basis, are entitled to elect a majority of the members of the Board.

Quality Care Solutions, Inc.

Notes to Financial Statements (Continued)

The liquidation preference of each series of designated preferred stock provides that, in the case of certain liquidation events where stockholders immediately prior to the event do not own at least 50% of the equity in the surviving corporation, including any liquidation, dissolution or winding-up of the Company, a merger or consolidation of the Company, or the sale or transfer of all or substantially all the assets of the Company, each share of preferred stock will be entitled to receive an amount equal to its original issue price per share, plus an amount equal to all accrued but unpaid dividends thereon (the “Preference Amount”). After the full Preference Amount has been paid on all outstanding preferred stock, any remaining funds and assets of the Company legally available for distribution to stockholders will be distributed ratably among the holders of all capital stock, including preferred stock, on an as-converted basis. Under certain circumstances, including any liquidation, dissolution or winding up of the Company, a merger or consolidation of the Company, or the sale or transfer of all or substantially all of the assets of the Company, the preferred stock may be redeemed for cash. Each series of designated preferred stock (Series A, B, C, D and E) ranks pari passu with all other series of designated preferred stock and all such series of designated preferred stock are senior to all other capital stock of the Company.

Through December 31, 2006, the Company has not declared dividends on any of the series of the preferred stock. No shares of Series E preferred stock have been issued. The following table details the preferred stock balances at December 31, 2006 (in thousands, except share data):

Series of Preferred Stock	Shares Authorized	Issued & Outstanding Shares	Aggregate Liquidation value (1) (2) (unaudited)
A; $0.01 par value - $0.70 liquidation value	2,861,382	2,861,382	$5,006
B; $0.01 par value - $0.50 liquidation value	160,000	160,000	203
C; $0.01 par value - $0.77 liquidation value	6,978,607	6,826,983	10,642
D; $0.01 par value - $1.50 liquidation value	3,095,206	2,487,583	6,407
E; $0.01 par value - $1.91 liquidation value	300,000	—	—

	13,395,195	12,335,948	$22,258

(1) Including the following approximate unpaid dividends in arrears as of the dates below (in thousands):

	December 31,
	2006	2005
Series A	$3,003	$2,703
Series B	123	111
Series C	5,385	4,754
Series D	2,676	2,228
Series E	—	—

	$11,187	$9,796

(2) Does not include 48,458 shares of potentially dilutive Series A and B preferred stock, which is only available upon conversion pursuant to anti-dilution adjustment provision. The conversion factor for each series of preferred stock into common stock is as follows:

Series A	1.0 to 1.0158
Series B	1.0 to 1.0203
Series C	1.0 to 1.0000
Series D	1.0 to 1.0000
Series E	1.0 to 1.0000

Quality Care Solutions, Inc.

Notes to Financial Statements (Continued)

7. Stock Purchase Warrants

In July 2001, the Company issued a customer a warrant to purchase 1,000,000 shares of common stock in connection with a license agreement for which it was paid $5,000,000. The exercise price of this warrant was the price at which the Company may sell shares of its stock to the public in an initial public offering (“IPO”). In such event and under certain circumstances, the customer could have been required to immediately exercise all the warrants at the IPO price or else forfeit the warrant. Due to the uncertainty of an IPO the warrant was not included in the calculation of the weighted-average exercise price. This warrant expired unexercised on July 31, 2006. The Company also entered into another agreement with this customer, which allowed the customer to receive additional warrants, at the IPO price, based upon 20% of the amount of revenues (excluding the initial license payment) the Company received from this customer during a five-year period beginning in July 2001. The Company estimated that the value of this warrant, using the Black-Scholes valuation model, was zero, and therefore, no value was assigned to the warrant or the additional rights. A final additional warrant was to have been issued not later than the ninetieth day after the five-year period expired in July 2006. No IPO occurred and no additional warrants were issued under the warrant agreement.

The Company has also granted warrants to acquire various classes and series of capital stock to other creditors, investors and consultants. The status of all stock purchase warrants, all of which are fully vested and exercisable except those contingent on an initial public offering (IPO), is as follows at December 31:

	Common Stock Warrants	Series of Preferred Stock Warrants			Weighted Average Exercise Price
		C	D	E
Balance, December 31, 2003	1,902,291	151,624	381,168	300,000	1.38
Issued	—	—	110,000	—	1.50

Balance, December 31, 2004 and 2005	1,902,291	151,624	491,168	300,000	1.39
Expired	(1,000,000)	—	—	—	—
Balance, September 30, 2006	902,291	151,624	491,168	300,000	$1.39

Range of exercise price	$1.05 -$1.91	$0.77	$1.50	$1.91
Weighted average remaining contractual life in years at December 31, 2006	1.90	2.45	4.27	3.88

In 2004, the Company issued 110,000 Series D preferred stock warrants in exchange for an increase in the available stock option pool. The aggregate fair value of the series of preferred stock warrants outstanding as of December 31, 2005 initially measured and recorded at their respective issuance dates was approximately $138,000.

8. Stock Options

During 1996, the stockholders of the Company adopted the 1996 Stock Option Plan, as amended and restated through December 2005 (the “1996 Plan”). During 2006, the 1996 Plan was amended and extended to January 3, 2008. The maximum number of shares subject to the 1996 Plan is 10,693,931 shares. The 1996 Plan allows incentive stock options to be granted to employees only, while nonqualified stock options may be granted to the Company’s directors and key personnel and to providers of various services to the Company. Incentive stock options to purchase shares of the Company’s common stock must be granted at a price equal to the fair market value of the stock at the date of grant as determined by the Board, except for employees who, prior to the grant, own more than 10% of the voting stock of the Company. The exercise price for such employees must be no less than 110% of the fair market value. Nonstatutory stock options granted to service providers, who own stock representing more than 10% of the voting power of all classes of stock, shall have an exercise price no less than 110% of the fair market value on the date of grant. Nonstatutory stock options granted to any other service provider shall have an exercise price no less than 85% of the fair market value on the date of grant. Nonstatutory stock options granted to outside directors shall have an exercise price equal to the fair market value on the date of grant. Both incentive stock options and non-qualified stock options generally may be exercised within five and ten years from the date of grant and generally vest over three to five years. The 1996 Plan is administered by the Compensation Committee of the Board, which establishes the awards, vesting requirements and expiration dates of options granted.

Quality Care Solutions, Inc.

Notes to Financial Statements (Continued)

The status of options granted under the 1996 Plan is as follows at December 31, 2006:

	Number of Shares	Weighted Average Exercise Price
Balance, December 31, 2003	4,365,785	1.51
Granted	2,247,000	1.21
Exercised	(10,667)	0.16
Forfeited	(115,950)	1.29
Expired	(174,190)	1.56

Balance, December 31, 2004	6,311,978	1.41
Granted	896,000	1.05
Exercised	(27,652)	0.98
Forfeited	(333,555)	1.06
Expired	(160,919)	1.46

Balance, December 31, 2005	6,685,852	1.38
Granted	108,000	1.50
Exercised	(58,156)	1.20
Forfeited	(180,683)	1.18
Expired	(154,166)	1.57

Balance, December 31, 2006	6,400,847	$1.39

Exercisable, December 31, 2006	5,273,290	$1.43

Vested or expected to vest, December 31, 2006	6,400,847	$1.39

During the year ended December 31, 2005, the Company modified 1,559,465 employee stock options, primarily to extend the option expiration date, resulting in no additional compensation expense. The exercise price of the modified options exceeded the estimated fair market value of the underlying stock. During the year ended December 31, 2006, the Company modified 1,800,000 employee stock options, primarily to extend the option expiration date, resulting in additional compensation expense in 2006 of approximately $45,000. Subsequent to December 31, 2006, in connection with the acquisition of the Company by TriZetto, all remaining unvested outstanding options became fully vested and exercisable (Note 15). The fair value of options which were modified and previously unvested was approximately $437,000, and was not recognized at December 31, 2006 as they were contingent on the consummation of the sale transaction.

The following table summarizes information regarding outstanding options at December 31, 2006 :

	Options Outstanding			Options Exercisable
Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$1.00	2,727,147	6.30	$1.00	1,854,771	$1.00
$1.50	2,714,750	5.90	$1.50	2,553,319	$1.50
$2.00	658,950	2.74	$2.00	658,950	$2.00
$2.50	300,000	7.25	$2.50	206,250	$2.50

	6,400,847	5.82	$1.39	5,273,290	$1.43

Quality Care Solutions, Inc.

Notes to Financial Statements (Continued)

The weighted-average fair value per option granted to employees during the year ended December 31, 2006 using the Black-Scholes model was $3.92 using the following assumptions:

December 31, 2006 (unaudited)
Expected dividend yield	—
Expected stock price volatility	62% -70%
Risk-free interest rate	4.6% -4.9%
Expected life of option	7

As of December 31, 2006, there was $273,000 of total unrecognized compensation cost related to nonvested share-based compensation that is expected to be recognized over a weighted-average period of 3.25 additional years (Note 15).

9. Income Taxes

The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities are as follows (in thousands):

	December 31,
	2006	2005
Deferred tax assets:
Net operating loss carryforwards and tax credits	$2,626	$2,857
Deferred revenue	1,468	2,184
Fixed asset basis difference	153	136
Other	744	543

	4,991	5,720
Less: valuation allowance	(1,626)	(1,454)

Deferred tax assets, net	3,365	4,266
Deferred tax liabilities:
Deposits and prepaid expenses	(130)	(104)

Total deferred tax assets, net	$3,235	$4,162

The Company recorded a valuation allowance of $1,454,000 and $1,626,000 at December 31, 2005 and 2006, respectively, to reduce the total to an amount that management believes will more likely than not be realized in the near future due to the limitations of the net operating loss carryovers.

The components giving rise to the net deferred tax assets described above have been included in the accompanying balance sheets as follows (in thousands):

	December 31,
	2006	2005
Current assets	$2,398	$3,268
Non-current assets	837	894

	$3,235	$4,162

The provision for income taxes charged to operations consists of the following for the years ended (in thousands):

	December 31,
	2006	2005	2004
Current tax expense	$1,470	$1,217	$118
Deferred tax expense (benefit)	927	(3,332)	(190)

	$2,397	$(2,115)	$(72)

Quality Care Solutions, Inc.

Notes to Financial Statements (Continued)

The Company’s effective income tax rate differs from the federal statutory income tax rate due to the following for the years ended (in thousands):

	December 31,
	2006	2005	2004
Computed “expected” expense	$1,634	$1,979	$1,917
Non-deductible expense	1,053 [1]	46	29
Change in valuation allowance, net	240	(3,430)	(1,094)
Effect of state taxes	313	265	106
Net operating loss used	(68)	(68)	(889)
Research and development tax credits	(678)	(1,063)	—
AMT tax expense	—	—	38
Other	(97)	156	(179)

Income tax expense (benefit)	$2,397	$(2,115)	$(72)

[1]	Predominately related to cumulative effect change and incremental increase in value of warrants during 2006.

At December 31, 2006, the Company had net operating loss carryforwards available for use after December 31, 2006 of approximately $1,909,000 and $39,000 for federal and state income tax purposes, respectively. Substantially all of the total federal net operating loss is limited to future use in the amount of approximately $200,000 per year through 2018. Utilization of a portion of the net operating loss carryforwards is subject to certain restrictions pursuant to Internal Revenue Code Section 382. The Company also has research and experimentation credits of approximately $682,000 and $1,872,000 for federal and state income tax purposes, respectively, which begin to expire in 2017. The Company also has a $57,000 AMT credit with an indefinite life. Federal and state loss carryforwards for tax purposes as of December 31, 2006 have the following expiration dates (in thousands):

Expiration Date	Federal Amount	State Amount
2007	$—	$26
2012	635	—
2013	—	13
2018	1,274	—

	$1,909	$39

10. Defined Contribution Plan

The Company has a defined contribution plan for all employees (“401(k) Plan”). Under the 401(k) Plan, employees are permitted to make contributions in accordance with Internal Revenue Service regulations. The Company may make discretionary matching and profit sharing contributions as approved by the Board. Participants’ rights to amounts contributed by the Company, if any, vest one-third annually over a three year period from participant employment date. The Company expensed discretionary employer contributions of approximately $84,000, $113,000 and $1,000 for the years ended December 31, 2004, 2005 and 2006, respectively.

11. Related Party Transactions

Aztoré Holdings, Inc. and Affiliates:

Aztoré is a closed-end management investment company which held preferred stock representing approximately 9% of the Company’s outstanding capital stock on an as-converted basis at December 31, 2004. At December 31, 2004, the major stockholders of Aztoré and their affiliates directly owned an additional approximate 2% of the Company’s outstanding capital stock on an as-converted basis. In addition, Aztoré and affiliates owned approximately 418,000 warrants to purchase additional common and preferred stock for an additional 2% of the Company’s outstanding capital stock on an as-converted basis, assuming all warrants are exercised. During 2005, Aztoré transferred substantially all of its preferred stock, common stock and warrants to various individuals and companies.

Quality Care Solutions, Inc.

Notes to Financial Statements (Continued)

Aztoré leases approximately 2,000 square feet of otherwise vacant space from the Company at the Company’s cost of approximately $3,000 per month. In addition, Aztoré purchases bandwidth from the Company at the Company’s cost of approximately $800 per month.

Dominion Ventures, Inc. and Affiliates:

Dominion manages Dominion Fund IV, which owns preferred stock representing approximately 33% of the Company’s capital stock on an as-converted basis at December 31, 2005 and 2006. An employee of Dominion and Partner of Dominion Fund IV has been member of the Board since June 1998.

Dominion Fund IV previously loaned money to the Company under certain borrowing arrangements for which it received warrants and conversion rights. DCM, an affiliate of Dominion, was a lessor to the Company under a master lease financing agreement for which it also received warrants. All borrowings were repaid during 2004. The warrants held by Dominion and its affiliates would allow it to acquire an additional approximate 4% of the Company’s capital stock on an as-converted basis.

The Company’s former President and Chief Executive Officer and Affiliates:

The Company’s former CEO and affiliates owned approximately 4% of the Company’s outstanding capital stock on an as-converted basis at December 31, 2006. The warrants held by the former CEO and affiliates would allow it to acquire an additional approximate 1% of the Company’s outstanding capital stock on an as-converted basis, assuming all warrants are exercised. The former CEO was employed from April 1998 and was a member of the Board from September 1996 until 2002. In 2002, the Board declined to renew his contract. Subsequently, the former CEO filed a lawsuit against the Company and two of the Company’s preferred stockholders (Note 12).

12. Commitments and Contingencies

Legal matters

The Company may become involved in lawsuits and claims incidental to the ordinary course of its operations. At December 31, 2005 and 2006, the Company was not involved in any litigation that, in the opinion of management, would likely have a material adverse effect on the Company’s consolidated financial position, results of operations or liquidity, except as described below.

During 2004, the Company entered into a settlement with the Company’s former COO providing for the Company to purchase the common shares held by the former COO at a cost of $117,000 plus an additional amount of $83,000 and for the former COO to release her claims against the Company at the settlement date. Accordingly, the Company accounted for the repurchase of the 117,000 shares from the former COO and reported the shares in Treasury. During 2005, the former COO advised the Company she was unable to deliver 50,000 of the Treasury shares. Therefore, the 50,000 shares were restored to Common Stock outstanding at December 31, 2005. In addition, the former COO indicated she had pledged the remaining 67,000 shares as collateral for a personal loan. The matter was ultimately resolved in 2006 with no adverse impact on the Company’s consolidated financial statements. The 67,000 shares which were delivered remain in Treasury.

On or about July 31, 2002, the former President and CEO filed a lawsuit in Maricopa County Superior Court against the Company and two of the Company’s stockholders, Dominion and Aztoré. The Company agreed to indemnify Dominion and Aztoré in connection with the litigation. The former President and CEO sought severance from the Company on a variety of theories. The Company and the two named stockholders filed a motion to dismiss all of the former President and CEO’s claims, arguing that those claims were deficient as a matter of law. The former President and CEO did not respond to the motion, and the Court summarily granted the motion and dismissed the action without prejudice in December 2002. The former President and CEO reasserted his stock claim during the year ended December 31, 2004 and, in October 2006, the former President and CEO’s counsel issued a letter describing additional claims which he has threatened to file. No amended complaint has been filed since that time. Management does not anticipate any material adverse impact on the consolidated financial statements from the ultimate resolution of this matter.

Quality Care Solutions, Inc.

Notes to Financial Statements (Continued)

Employment agreements

The Company has entered into employment agreements with certain officers. In accordance with the terms of the agreements, the Company is liable to pay the employees, upon severance of employment, base salary and in some cases employee benefits for periods ranging from 6 to 12 months. The agreements also include provisions for various bonuses based upon specific Company performance criteria and potential acceleration of stock option vesting. At December 31, 2006, in accordance with a separation agreement with a resigning officer, the Company accrued a $300,000 severance liability to be paid in monthly payments of $25,000 through December 2007.

13. Major Customers

Revenues for the periods December 31, 2004, 2005 and 2006 includes revenues from the following major customers, together with the receivables due from those customers (in thousands):

	Revenues Years Ended December 31,
	2006	2005	2004
Customer A	$6,744	$4,688	$3,693
Customer B	2,936	6,083	1,632
Customer C	1,805	1,795	5,494

	$11,485	$12,566	$10,819

	Trade Receivables Years Ended, December 31,
	2005	2006
Customer A	$1,359	$518
Customer B	433	380
Customer C	248	995

	$2,040	$1,893

A loss of any of these customers could adversely affect the Company’s operations.

14. Acquired Assets

On January 31, 2005, the Company completed the acquisition of certain assets which included all proprietary consumer-driven health care products from MyHealthBank, Inc. for $1.25 million cash and assumption of various customer contract related obligations, initially estimated to be $544,000. In addition, the purchase provides for additional contingent consideration based on 10% of revenues generated from new customer contracts for MyHealthBank, Inc. products and services for generally a two-year period after January 31, 2005. During the years ended December 31, 2005 and 2006, the Company paid approximately $250,000 and $366,000, respectively, of contingent consideration which has been capitalized and is included with intangible assets and goodwill. If, during the two-year period, a total contingent consideration of $750,000 has not been earned, then certain contracts may continue to require additional contingent consideration. As of January 31, 2007, a total of $636,000 has been earned and the remainder of the contingent consideration of $114,000 is expected to be earned and paid by mid 2007 during the extended earnout period. No further contingent consideration is expected to be paid out above and beyond the $750,000.

Quality Care Solutions, Inc.

Notes to Financial Statements (Continued)

The acquisition included $100,000 of equipment and leasehold improvements. The remaining amount was for intangible assets. The following is a summary of the intangible assets acquired and goodwill as of December 31, 2006 (in thousands):

	Gross Carrying Amount	Accumulated Amortization
Promotional material	$3	$3
Name rights/logo	10	4
Assigned contracts	154	59
Intellectual property	2,052	720

	$2,219	$786

Goodwill	$159	$—

Amortization expense for the year ended December 31, 2005 and 2006 on all intangibles was $341,000 and $445,000, respectively.

Estimated aggregate amortization expense is as follows for the periods below (in thousands):

Years ending December 31,
2007	465
2008	465
2009	465
2010	38

Total amortization expense	$1,433

15. Subsequent Event and Change in Accounting Method (Unaudited)

Subsequent Sale of the Company

On January 10, 2007, TriZetto completed its acquisition of QCSI, pursuant to the terms of a previously announced Agreement and Plan of Merger (the Merger Agreement). As a result of the acquisition, Quartz Acquisition Corp., a Delaware corporation and wholly owned subsidiary of TriZetto, was merged with and into QCSI and QCSI became a wholly owned subsidiary of TriZetto.

Under the Merger Agreement, TriZetto paid to QCSI stockholders, warrant holders and option holders an aggregate cash payment, net of $13 million cash received in the Merger, of approximately $130 million on the closing date, and will pay up to an additional $12 million, including i) $7 million in cash equal to all license and software maintenance revenue arising from or related to QCSI software and services recognized for the one-year period commencing January 1, 2007 and ending December 31, 2007, and ii) $5 million, which will be held back and retained by TriZetto until January 31, 2008 to provide the exclusive source of funding for claims by TriZetto, if any, for breaches of QCSI’s representations, warranties and covenants in the Merger Agreement and to cover any Working Capital Adjustment as defined in the Merger Agreement. In addition, TriZetto assumed QCSI debt of approximately $1 million.

Except for transaction related expense incurred through December 31, 2006 and the reclassification of the Company’s preferred stock to Mezzanine Capital, described below, the consolidated financial statements have not been adjusted for the effects of the transaction with TriZetto.

Change in Accounting Method - Preferred Stock:

As a nonpublic entity, the Company had previously elected to classify its preferred stock in permanent stockholders’ equity at a carrying value equal to the original issuance price. Additionally, the Company had not accreted the undeclared cumulative preferred stock dividends. Due to the nature of certain provisions of the outstanding series of preferred stock (Note 6) and as a result of the consolidated financial statements filing requirements arising from the sale of the Company to a public entity, in accordance with EITF Topic No. D-98, the Company has retroactively reclassified the preferred stock to Mezzanine Capital as of the earliest period presented and has accreted the cumulative preferred stock dividends.

Quality Care Solutions, Inc.

Notes to Financial Statements (Continued)

Freestanding warrants to acquire preferred stock:

On January 1, 2006, the Company adopted FASB Staff Position No. 150-5 “Issuer’s Accounting under FASB Statement No. 150 for Freestanding Warrants and Other Similar Instruments on Shares That Are Redeemable” (“FSP FAS 150-5”). FSP FAS 150-5 clarified FASB Statement No. 150 and requires the Company to classify the freestanding warrants related to the Company’s preferred stock (Note 6) as liabilities at fair value. The Company previously accounted for the warrants under EITF Issue No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services”. The freestanding warrants are subject to remeasurement at each balance sheet date with changes in fair value recorded in the statement of operations. Upon the adoption of FSP FAS 150-5, the Company recorded a charge of $2,916,000 for the cumulative effect of the change in accounting to the statement of operations, reflecting the excess of fair value of the warrants as of January 1, 2006 over the $138,000 aggregate fair value of the warrants at their respective original issuance dates. Additional expense of $1,323,000 has been recorded for the year ended December 31, 2006 to reflect the increase in fair value between January 1, 2006 to December 31, 2006.

Fair Value of Financial Instruments:

The carrying amounts of cash equivalents, accounts receivable, and accounts payable approximate fair value because of the short-term maturities of these instruments. Based on borrowing rates currently available to the Company for loans with similar terms, the carrying values of the Company’s notes payable and capital lease obligations also approximate fair value.